Exhibit 10.1

PHILIP MORRIS INTERNATIONAL INC.

2008 PERFORMANCE INCENTIVE PLAN

(as amended and restated effective February 11, 2010)

RESTRICTED STOCK AGREEMENT

FOR PHILIP MORRIS INTERNATIONAL INC. COMMON STOCK

(February 11, 2010)

PHILIP MORRIS INTERNATIONAL INC. (the “Company”), a Virginia corporation, hereby grants to the employee identified in the 2010 Restricted Stock Award section of the Award Statement (the “Employee”) under the Philip Morris International Inc. 2008 Performance Incentive Plan (as amended and restated effective February 11, 2010) (the “Plan”) a Restricted Stock Award (the “Award”) dated February 11, 2010 (the “Award Date”) with respect to the number of shares set forth in the 2010 Restricted Stock Award section of the Award Statement (the “Shares”) of the Common Stock of the Company (the “Common Stock”), all in accordance with and subject to the following terms and conditions:

1. Book Entry Registration. The Shares shall be evidenced by a book entry account maintained by the Company’s Transfer Agent for the Common Stock. Upon the vesting of Shares, no certificates will be issued except upon a separate written request made to such Transfer Agent or other agent as determined by the Company.

2. Restrictions. Subject to Section 3 below, the restrictions on the Shares shall lapse and the Shares shall vest on the Vesting Date set forth in the 2010 Restricted Stock Award section of the Award Statement (the “Vesting Date”), provided that the Employee remains an employee of the PMI Group during the entire period commencing on the Award Date and ending on the Vesting Date.

3. Termination of Employment Before Vesting Date. In the event of the termination of the Employee’s employment with the PMI Group prior to the Vesting Date due to death or Disability, or upon the Employee reaching eligibility for Normal Retirement, the restrictions on the Shares shall lapse and the Shares shall become fully vested on the date of death, Disability, or eligibility for Normal Retirement.

Subject to provisions of Section 6(a) of the Plan, if the Employee’s employment with the PMI Group is terminated for any reason other than death or Disability or Normal Retirement prior to the Vesting Date, the Employee shall forfeit all rights to the Shares. Notwithstanding the foregoing and except as provided in Section 6(a) of the Plan, the Compensation Committee of the Board of Directors of the Company may, in its sole discretion, waive the restrictions on, and the vesting requirements for, the Shares.

4. Voting and Dividend Rights. During the Restriction Period, the Employee shall have the right to vote the Shares and to receive any cash dividends payable with respect to the Shares, as paid, less applicable withholding taxes (it being understood that such dividends will generally be taxable as ordinary compensation income during such Restriction Period).

5. Transfer Restrictions. This Award and the Shares (until they become unrestricted pursuant to the terms hereof) are non-transferable and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Shares shall be forfeited.

6. Withholding Taxes. The Company is authorized to satisfy the actual minimum statutory withholding taxes arising from the granting, or vesting of this Award, as the case may be, by deducting the number of Shares having an aggregate value equal to the amount of withholding taxes due from the total number of Shares awarded, vested, or otherwise becoming subject to current taxation. The Company is also authorized to satisfy the actual withholding taxes arising from the granting or vesting of this Award, or hypothetical withholding tax amounts if the Employee is covered under a Company tax equalization policy, as the case may be, by the remittance of the required amounts from any proceeds realized upon the open-market sale of the vested Shares by the Employee. Shares deducted from this Award in satisfaction of actual minimum withholding tax requirements shall be valued at the Fair Market Value of the vested Shares on the date as of which the amount giving rise to the withholding requirement first became includible in the gross income of the Employee under applicable tax laws. If the Employee is covered by a Company tax equalization policy, the Employee also agrees to pay to the Company any additional hypothetical tax obligation calculated and paid under the terms and conditions of such tax equalization policy.

7. Death of Employee. If any of the Shares shall vest upon the death of the Employee, they shall be registered in the name of the estate of the Employee except that, to the extent permitted by the Compensation Committee, if the Company shall have theretofore received in writing a beneficiary designation, the Shares shall be registered in the name of the designated beneficiary.

8. Board Authorization in the Event of Restatement. Notwithstanding anything in this Agreement to the contrary, if the Board of Directors of the Company or an appropriate Committee of the Board determines that, as a result of fraud, misconduct, a restatement of the Company’s financial statements or a significant write-off not in the ordinary course affecting the Company’s financial statements, an Employee has received more compensation in connection with this Award than would been paid absent the fraud, misconduct, write-off or incorrect financial statement, the Board or Committee, in its discretion, shall take such action with respect to this Award as it deems necessary or appropriate to address the events that gave rise to the fraud, misconduct, write-off or restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, in appropriate cases, causing the partial or full cancellation of this Award and, with respect to Shares that have vested, requiring the Employee to repay to the Company the partial or full Fair Market Value of the Award determined at the time of vesting. The Employee agrees by accepting this Award that the Board or Committee may make such a cancellation, impose such a repayment obligation, or take other necessary or appropriate action in such circumstances.

9. Other Terms and Definitions. The terms and provisions of the Plan (a copy of which will be furnished to the Employee upon written request to the Office of the Secretary, Philip Morris International Inc., 120 Park Avenue, New York, New York 10017) are incorporated herein by reference. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Capitalized terms not otherwise defined herein have the meaning set forth in the Plan. Subject to the provisions of section 6(a), in the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after the date of this Award, the Board of Directors of the Company is authorized, to the extent it deems appropriate, to make adjustments to the number and kind of shares of stock subject to this Award, including the substitution of equity interests in other entities involved in such transactions, to provide for cash payments in lieu of Shares, and to determine whether continued employment with any entity resulting from such a transaction will or will not be treated as continued employment with the PMI Group, in each case subject to any Board or Committee action specifically addressing any such adjustments, cash payments, or continued employment treatment.

For purposes of this Agreement, (a) the term “Disability” means permanent and total disability as determined under procedures established by the Company for purposes of the Plan, and (b) the term “Normal Retirement” means retirement from active employment under a pension plan of any member of the PMI Group or under an employment contract with any member of the PMI Group on or after the date specified as the normal retirement age in the pension plan or employment contract, if any, under which the Employee is at that time accruing pension benefits for his or her current service (or, in the absence of a specified normal retirement age, the age at which pension benefits under such plan or contract become payable without reduction for early commencement and without any requirement of a particular period of prior service). In any case in which (i) the meaning of “Normal Retirement” is uncertain under the definition contained in the prior sentence or (ii) a termination of employment at or after age 65 would not otherwise constitute “Normal Retirement,” an Employee’s termination of employment shall be treated as a “Normal Retirement” under such circumstances as the Committee, in its sole discretion, deems equivalent to retirement. “PMI Group” means the Company and each of its subsidiaries and affiliates. Generally, for purposes of this Agreement, (x) a “subsidiary” includes only any company in which the Company, directly or indirectly, has a beneficial ownership interest of greater than 50 percent and (y) an “affiliate” includes only any company that (A) has a beneficial ownership interest, directly or indirectly, in the Company of greater than 50 percent or (B) is under common control with the Company through a parent company that, directly or indirectly, has a beneficial ownership interest of greater than 50 percent in both the Company and the affiliate.

IN WITNESS WHEREOF, this Restricted Stock Agreement has been duly executed as of February 11, 2010.

PHILIP MORRIS INTERNATIONAL INC.

/s/ G. Penn Holsenbeck
G. Penn Holsenbeck Vice President & Corporate Secretary Philip Morris International Inc.

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